Exhibit 99.1

Hanger Reports Fourth Quarter 2018 Results and Provides 2019 Outlook

Company anticipates growth in 2019 revenue and earnings, driven by the patient care segment

AUSTIN, Texas, March 14, 2019 - Hanger, Inc. (NYSE: HNGR), a leading provider of orthotic and prosthetic (O&P) patient care services and solutions, today announced its financial results for the fourth quarter and full-year ended December 31, 2018.

Financial Highlights for the Fourth Quarter of 2018

•                  Net revenue was $284.9 million for the three months ended December 31, 2018, compared to $285.7 million for the same period in 2017, reflecting a net revenue decline of 0.3 percent. Excluding a $1.1 million reduction in fourth quarter 2018 net revenue resulting from the adoption of ASC 606, fourth quarter net revenue was consistent with the prior year.

•                  Net income totaled $4.5 million for the three months ended December 31, 2018, compared to a net loss of $84.4 million, for the same period in 2017. Fourth quarter 2017 results were impacted by a $57.5 million charge for impairment of intangible assets as well as a $35 million reduction in deferred tax assets resulting from the passage of the Tax Cuts and Jobs Act.

•                  Adjusted EBITDA was $40.0 million in the fourth quarter of 2018, compared to $39.6 million in the  fourth quarter of 2017, an increase of $0.4 million, or 1.2 percent. Growth in Adjusted EBITDA was driven by lower Corporate G&A expenses in the fourth quarter of 2018 compared to the same period in 2017.

•                  Diluted earnings per share was $0.12 for the fourth quarter of 2018, compared to a loss of $2.32 per share in the fourth quarter of 2017. Per share amounts in the fourth quarter of 2017 were also impacted by the items noted above, in the discussion of net income.

•                  Adjusted diluted earnings per share was $0.40 for the three months ended December 31, 2018, compared to earnings of $0.22 per share for the same period in 2017, due primarily to higher income from operations  and lower interest expense in 2018.

•                  Net cash provided by operating activities was $41.4 million for the three months ended December 31, 2018, compared to $31.1 million for the same period in 2017.

•                  The Company provided its initial outlook for net revenue, same clinic revenue growth and Adjusted EBITDA in 2019. Please see the “2019 Outlook” section of this release for details.

Vinit Asar, President and Chief Executive Officer of Hanger, Inc., stated, “The fourth quarter of 2018 capped off a successful year for Hanger. We delivered financial results consistent with our original guidance while investing in a comprehensive portfolio of initiatives that will enable Hanger to increase its long-term rate of growth. I am pleased with the progress to date in our Patient Care segment, as we grow the prosthetics business, refine our delivery strategy in certain orthotics categories, and improve our operational effectiveness. Within Products & Services, we saw strong performance within distribution, offset by expected declines in therapeutic solutions. In 2019, we anticipate the investments we have made will further differentiate Hanger’s leadership in the O&P industry.”

Complete reconciliations of GAAP to non-GAAP financial measures are provided in the tables located at the end of this press release.

Segment Results for the Fourth Quarter of 2018

Patient Care Segment

For the three months ended December 31, 2018, Patient Care net revenue was $236.6 million, a decrease of $0.9 million, or 0.4 percent, compared to net revenue of $237.5 million reported during the same period in 2017. Net Patient Care growth was reduced by $1.1 million as a result of the impact of ASC 606.

Same clinic revenue growth was 0.3 percent on a day-adjusted basis for the three months ended December 31, 2018. This moderation in same clinic revenue growth was caused by two primary factors:  comparison to a strong growth performance in the fourth quarter of 2017 when same clinic revenue per day growth totaled 2.1 percent; as well as a decline in certain lower-margin orthotic categories that the Company continues to de-emphasize.

Income from operations in the Patient Care segment was $42.2 million during the fourth quarter of 2018, which reflected a $2.0 million decrease, compared to $44.2 million reported in the prior year. Adjusted EBITDA for the segment was $48.5 million, which reflected a $2.2 million or 4.4 percent decrease compared to the prior year period. Comparative increases in material and personnel costs impacted income from operations and Adjusted EBITDA in the fourth quarter of 2018.

Products & Services Segment

For the three months ended December 31, 2018, Products & Services net revenue totaled $48.2 million, which was consistent with the $48.3 million reported in the same period of 2017. Within this segment, revenue from the distribution of O&P componentry to independent providers increased by $1.6 million, or 4.9 percent. This growth was offset by a $1.7 million decrease in revenue from therapeutic solutions as compared to the fourth quarter of 2017.

Income from operations for the Products & Services segment increased by $53.4 million to $5.4 million in the fourth quarter of 2018 compared to the same period in 2017, due primarily to impairment of intangible assets in the prior year. Adjusted EBITDA for the Products & Services segment was $8.4 million for the fourth quarter of 2018, which reflected a $1.1 million decrease compared to the same period of 2017. Earnings growth from increased O&P distribution revenue was offset by the decrease in earnings associated with the decline in therapeutic solutions revenue.

Corporate & Other

The loss from operations relating to corporate and other activities declined by $6.8 million to $24.8 million for the quarter ended December 31, 2018 compared to the same period in 2017. This decrease primarily related to a $3.5 million reduction in bonus expense and a $2.8 million reduction in professional accounting and legal fees as compared to the fourth quarter of the prior year. Excluding the effect of third party professional fees related to financial statement remediation, depreciation and amortization, and non-cash equity compensation expense, the net cost of Corporate and Other activities decreased year-over-year by $3.8 million, to $16.8 million.

Net Income; Interest Expense

For the three months ended December 31, 2018, net income was $4.5 million compared with a net loss of $84.4 million in the same period of 2017. The $88.9 million improvement in net income year-over-year was due primarily to the $54.7 million impairment of intangible assets incurred in the fourth quarter of 2017, as well as lower professional accounting and legal fees, depreciation and amortization expense, interest expense and taxes in the fourth quarter of 2018.

Financial Highlights for the Full Year 2018

•                  Net revenue of $1,048.8 million for the twelve months ended December 31, 2018, compared to $1,040.8 million for the same period in 2017, reflecting net revenue growth of 0.8 percent year-over-year.  Excluding a $4.0 million reduction in 2018 net revenue resulting from the adoption of ASC 606, 2018 net revenue grew by $12.0 million, or 1.2 percent.

•                  For the full year 2018, Patient Care segment net revenue totaled $857.4 million, an increase of $5.4 million or 0.6 percent, compared to 2017. Net Patient Care revenue grew 1.0 percent, excluding the impact of ASC 606.  Revenue from prosthetics increased by 3.3 percent, while revenues from orthotics, shoes and inserts declined by 1.3 percent, primarily due to the Company’s de-emphasis of lower margin off-the-shelf orthotics and shoes.

•                  Products & Services segment net revenue totaled $191.4 million, an increase of $2.6 million or 1.4 percent, compared to 2017. Strong growth in distribution of O&P componentry was partially offset by declines in therapeutic solutions revenue.

•                  Net loss totaled $0.9 million for the year ended December 31, 2018, compared to a net loss of $104.7 million for the same period in 2017. Prior year results were impacted by a $57.5 million charge for impairment of intangible assets as well as a $35 million reduction in deferred tax assets resulting from the passage of the Tax Cuts and Jobs Act.

•                  Adjusted EBITDA was $121.1 million in 2018 compared to $120.3 million in 2017, an increase of $0.8 million.

•                  Diluted loss per share was $0.02 for 2018, compared to a loss of $2.89 per share in 2017. Per share amounts in 2017 and 2018 were also impacted by the items noted above, in the discussion of net loss.

•                  Adjusted diluted earnings per share was $0.78 for the year ended December 31, 2018, compared to $0.33 per share for the same period in 2017, due primarily to higher income from operations and lower interest expense during 2018.

•                  Net cash provided by operating activities was $78.5 million for the year ended December 31, 2018, compared to $30.1 million for the same period in 2017, primarily driven by reduced professional third party expenses and cash generated from working capital as well as lower interest expense.

Liquidity

On December 31, 2018, the Company had total liquidity of $189.2 million, comprised of $95.1 million in cash and cash equivalents, and $94.1 million in available borrowing capacity under its revolving credit facility, compared to liquidity of $155.1 million on September 30, 2018. The increase in liquidity of $34.1 million from September 30, 2018 resulted primarily from positive net cash flow from operations and  secondarily due to favorable working capital timing.

2019 Outlook

Hanger currently anticipates 2019 net revenue in a range between $1.075 billion and $1.105 billion, and Adjusted EBITDA in a range between $121 million and $126 million.

The Company anticipates that growth and margin expansion in its Patient Care segment will be partially offset by declines in its Products & Services segment due to decreases in therapeutic solutions revenue. The Company’s revenue and Adjusted EBITDA outlook also includes approximately $28 million of incremental revenue acquired through three acquisitions completed in the fourth quarter of 2018 and first quarter of 2019.  Due to integration and other related costs, these acquisitions are anticipated to provide only modest contributions to earnings growth in 2019.

Hanger expects 2019 to be consistent with prior years with regard to seasonality in its business, with sequentially lower revenue, earnings and cash flow in the first quarter of the year. In addition, Hanger’s financial outlook for 2019 does not incorporate contributions from potential future acquisitions.

Adjusted EBITDA is provided on a non-GAAP basis only because a reconciliation to the most comparable GAAP financial measure, net income, is not available without unreasonable effort due to the unpredictable nature of reconciling items that render such a reconciliation not meaningful for investors.

Conference and Webcast Details

Hanger’s management team will host a conference call tomorrow, Friday, March 15, at 8:30 a.m. Eastern time to discuss the Company’s fourth quarter and full year 2018 financial results and 2019 outlook.

To participate, dial 877-407-6184 or 201-389-0877 outside the U.S. and Canada, and use conference code number 13686646. A live webcast and replay of the call as well as accompanying supplemental information will be available at the Investor Relations section of the Company’s web site: investor.hanger.com.

Additional Notes

A reconciliation of GAAP and non-GAAP financial results is included in the tables provided at the back of this press release. The Company has provided certain supplemental key statistics relating to its results for certain prior periods. These key statistics are non-GAAP measures used by the Company’s management to analyze the Company’s business results that are being provided for informational and analytical context. Accompanying supplemental information will be posted to the Investor Relations section of Hanger’s web site at investor.hanger.com.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HNGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market. Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with approximately 800 patient care locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. With over 150 years of clinical excellence and innovation, Hanger’s vision is to lead the orthotic & prosthetic markets by providing superior patient care, outcomes, services and value. For more information on Hanger, visit www.hanger.com.

This press release contains certain “forward-looking statements” relating to the Company. All statements, other than statements of historical fact included herein, are “forward-looking statements.”  These forward-looking statements are often identified by the use of forward-looking terminology such as “preliminary,” “intends,” “expects,” “plans,” “anticipates,” “believes,” “views” or similar expressions and involve known and unknown risks and uncertainties.

Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. These uncertainties include, but are not limited to, the risk of our identified material weaknesses in our internal control over financial reporting adversely affecting our ability to report our financial condition and results of operations in a timely and accurate manner; any litigation relating to, the Company’s accounting practices, financial statements and other financial data, periodic reports or other corporate actions; changes in the demand for the Company’s O&P products and services; uncertainties relating to the results of operations or recently acquired O&P patient care clinics; the Company’s ability to enter into and derive benefits from managed-care contracts; the Company’s ability to successfully attract and retain qualified O&P clinicians; federal laws governing the health care industry; uncertainties inherent in investigations and legal proceedings; governmental policies affecting O&P operations; and other risks and uncertainties generally affecting the health care industry. For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission. The information contained in this press release is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

SOURCE Hanger, Inc.

Investor Relations Contacts:

Thomas Kiraly, Executive Vice President and Chief Financial Officer, Hanger, Inc.

512-777-3600

tkiraly@hanger.com

Seth Frank, Vice President, Treasury and Investor Relations, Hanger, Inc.

512-777-3573

sfrank@hanger.com

###

Table 1

Hanger, Inc.

Consolidated Statements of Operations

(dollars in thousands, except share and per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2018	2017	2018	2017
Net revenues	$284,853	$285,736	$1,048,760	$1,040,769
Material costs	90,340	88,816	338,017	329,223
Personnel costs	97,574	95,239	364,089	361,090
Other operating costs	31,271	32,097	123,902	129,831
General and administrative expenses	29,085	33,373	109,552	109,342
Professional accounting and legal fees	4,726	7,224	16,915	36,239
Depreciation and amortization	8,903	9,665	36,455	39,259
Impairment of intangible assets	183	54,735	183	54,735
Income (loss) from operations	22,771	(35,413)	59,647	(18,950)
Interest expense, net	9,046	14,491	37,566	57,688
Loss on extinguishment of debt	—	—	16,998	—
Non-service defined benefit plan expense	176	184	703	736
Income (loss) before income taxes	13,549	(50,088)	4,380	(77,374)
Provision for income taxes	9,086	34,325	5,238	27,297
Net income (loss)	$4,463	$(84,413)	$(858)	$(104,671)
Basic and Diluted Per Common Share Data:
Basic earnings (loss) per share	$0.12	$(2.32)	$(0.02)	$(2.89)
Shares used to compute basic and diluted per common share amounts	36,906,938	36,410,488	36,764,551	36,270,920
Diluted earnings (loss) per share	$0.12	$(2.32)	$(0.02)	$(2.89)
Weighted average shares outstanding - diluted	37,721,662	36,410,488	36,764,551	36,270,920

Table 2

Hanger, Inc.

Consolidated Balance Sheets

(dollars in thousands)

	As of December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$95,114	$1,508
Accounts receivable, net	143,986	146,346
Inventories	67,690	69,138
Income taxes receivable	379	13,079
Other current assets	18,731	20,888
Total current assets	325,900	250,959
Non-current assets:
Property, plant, and equipment, net	89,489	93,615
Goodwill	198,742	196,343
Other intangible assets, net	15,478	21,940
Deferred income taxes	65,635	68,126
Other assets	7,766	9,440
Total assets	$703,010	$640,423

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$8,583	$4,336
Accounts payable	55,797	48,269
Accrued expenses and other current liabilities	51,783	66,308
Accrued compensation related costs	55,111	53,380
Total current liabilities	171,274	172,293

Long-term liabilities:
Long-term debt, less current portion	502,090	445,928
Other liabilities	51,570	50,253
Total liabilities	724,934	668,474

Shareholders’ deficit:
Common stock, $0.01 par value; 60,000,000 shares authorized; 37,063,995 shares issued and 36,921,174 shares outstanding in 2018, and 36,515,232 shares issued and 36,372,411 shares outstanding in 2017	371	365
Additional paid-in capital	343,955	333,738
Accumulated other comprehensive loss	(4,531)	(1,686)
Accumulated deficit	(361,023)	(359,772)
Treasury stock, at cost; 142,821 shares at 2018 and 2017, respectively	(696)	(696)
Total shareholders’ deficit	(21,924)	(28,051)
Total liabilities and shareholders’ deficit	$703,010	$640,423

Table 3

Hanger, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

	For the Twelve Months Ended December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(858)	$(104,671)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	36,455	39,259
(Benefit) provision for doubtful accounts	(733)	9,422
Impairment of intangible assets	183	54,735
Stock-based compensation expense	13,065	12,930
Deferred income taxes	3,452	26,248
Amortization of debt issuance costs	2,837	8,876
Loss on extinguishment of debt	16,998	—
Gain on sale and disposal of fixed assets	(2,713)	(2,059)
Changes in operating assets and liabilities:
Accounts receivable, net	3,238	(12,585)
Inventories	1,750	(913)
Other current assets and other assets	4,459	661
Income taxes receivable	12,700	121
Accounts payable	6,511	(3,562)
Accrued expenses and other current liabilities	(16,550)	(12,929)
Accrued compensation related costs	1,713	16,843
Other liabilities	(3,980)	(2,271)
Changes in operating assets and liabilities	9,841	(14,635)
Net cash provided by operating activities - continuing operations	78,527	30,105
Cash flows from investing activities:
Purchase of property, plant, and equipment	(18,984)	(16,355)
Purchase of therapeutic program equipment leased to third parties under operating leases	(9,835)	(6,000)
Acquisitions, net of cash acquired	(1,978)	—
Proceeds from company-owned life insurance investment	—	17,135
Purchase of company-owned life insurance investment	(598)	(555)
Proceeds from sale of property, plant and equipment	4,237	4,909
Net cash used in investing activities - continuing operations	(27,158)	(866)
Cash flows from financing activities:
Borrowings under term loan, net of discount	501,467	420
Repayment of term loan	(435,660)	(28,545)
Borrowings under revolving credit agreement	3,000	156,965
Repayments under revolving credit agreement	(8,000)	(151,965)
Payment of employee taxes on stock-based compensation	(2,906)	(1,477)
Payment on seller notes	(2,599)	(5,197)
Payment of capital lease obligations	(1,207)	(1,210)
Payment of debt issuance costs	(6,757)	(2,863)
Payment of debt extinguishment costs	(8,436)	—
Proceeds from exercise of options	64	—
Net cash provided by (used in) financing activities - continuing operations	38,966	(33,872)
Increase (decrease) in cash, cash equivalents and restricted cash	90,335	(4,633)
Cash, cash equivalents and restricted cash, at beginning of period	4,779	9,412
Cash, cash equivalents and restricted cash, at end of period	$95,114	$4,779

Reconciliation of Cash, Cash Equivalents, and Restricted Cash
Cash and cash equivalents, at beginning of period	$1,508	$7,157
Restricted cash, at beginning of period	3,271	2,255
Cash, cash equivalents, and restricted cash, at beginning of period	$4,779	$9,412

Cash and cash equivalents, at end of period	$95,114	$1,508
Restricted cash, at end of period	—	3,271
Cash, cash equivalents, and restricted cash, at end of period	$95,114	$4,779

Table 4

Hanger, Inc.

Segment Information:  Revenue, EBITDA and Adjusted EBITDA

(dollars in thousands)

EBITDA is defined as operating income before depreciation and amortization.  Adjusted EBITDA is defined as operating income before certain charges, impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, expenses associated with equity-based compensation, severance expenses, and certain third-party expenses incurred in connection with our acquisitions.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures.  Additionally, we utilize these measures to assess our operating and financial performance.  We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity.  In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies.  EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2018	2017	2018	2017

Net Revenue (a)
Patient Care	$236,637	$237,478	$857,382	$851,973
Products & Services	48,216	48,258	191,378	188,796
Net revenue	$284,853	$285,736	$1,048,760	$1,040,769

EBITDA (b)
Patient Care	$46,756	$49,415	$145,918	$143,781
Products & Services	7,980	(45,593)	35,720	(17,513)
Corporate & Other	(23,062)	(29,570)	(85,536)	(105,959)
EBITDA (Non-GAAP)	$31,674	$(25,748)	$96,102	$20,309

Adjusted EBITDA (b)
Patient Care	$48,457	$50,662	$150,881	$148,007
Products & Services	8,420	9,517	36,503	38,504
Corporate & Other	(16,837)	(20,597)	(66,327)	(66,172)
Adjusted EBITDA (Non-GAAP)	$40,040	$39,582	$121,057	$120,339

(a) Excludes intersegment revenue.

(b) EBITDA and Adjusted EBITDA are “Non-GAAP” measures.  Please refer to both Table 6 and Table 7 for a reconciliation of these measures to GAAP net income.

Table 5

Hanger, Inc.

Reconciliation of Net Income (Loss) and Earnings (Loss) Per Share to

Adjusted Net Income and Adjusted Earnings Per Share

(dollars in thousands, except share and per share amounts)

Earnings Per Share (or “EPS”) is defined as net income divided by our diluted common shares during the applicable period.  Adjusted EPS is defined as EPS adjusted for impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, severance expenses and certain other charges.

We utilize Adjusted EPS to assess our operating and financial performance.  We believe that this measure enhances a user’s understanding of normal operating results excluding certain charges.

Adjusted EPS is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity.  In addition, the calculation of Adjusted EPS is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies.  Adjusted EPS may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2018	2017	2018	2017

Net income (loss) - as reported (GAAP)	$4,463	$(84,413)	$(858)	$(104,671)

Adjustments:
Impairment of intangible assets	183	54,735	183	54,735
Amortization expense	1,443	2,308	6,707	9,527
Third-party professional fees	3,591	6,358	12,461	32,301
Loss on extinguishment of debt	—	—	16,998	—
Acquisition-related expenses	510	—	510	—
Disaster recovery / unclaimed property settlement	—	—	(3,729)	—
Severance expenses	591	—	957	64
Adjustments prior to tax effect	$6,318	$63,401	$34,087	$96,627

Tax effect of specified adjustments (a)	4,317	29,266	(3,994)	19,981
Adjustments after taxes	10,635	92,667	30,093	116,608

Adjusted net income (Non-GAAP)	$15,098	$8,254	$29,235	$11,937

Basic earnings (loss) per share - as reported (GAAP)	$0.12	$(2.32)	$(0.02)	$(2.89)
Effect of above listed specified adjustments	0.29	2.55	0.82	3.22
Adjusted basic earnings per share - as reported (Non-GAAP)	$0.41	$0.23	$0.80	$0.33

Diluted earnings (loss) per share - as reported (GAAP)	$0.12	$(2.32)	$(0.02)	$(2.89)
Effect of above listed specified adjustments	0.28	2.54	0.80	3.22
Adjusted diluted earnings per share - as reported (Non-GAAP)	$0.40	$0.22	$0.78	$0.33

Shares used to compute basic earnings (loss) per share	36,906,938	36,410,488	36,764,551	36,270,920
Shares used to compute diluted earnings (loss) per share	37,721,662	36,764,901	37,473,860	36,566,638

(a) “Tax effect of specified adjustments” reflects the difference between the Company’s effective provision for taxes and the application of a combined federal and state statutory tax rate of 24% and 38% respectively for the 2018 and 2017 periods to the Company’s earnings from operations before taxes, after the incorporation of the identified above adjustments.

Table 6

Hanger, Inc.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(dollars in thousands)

EBITDA is defined as operating income before depreciation and amortization.  Adjusted EBITDA is defined as operating income before certain charges, impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, expenses associated with equity-based compensation, severance expenses, and certain third-party expenses incurred in connection with our acquisitions.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures.  Additionally, we utilize these measures to assess our operating and financial performance.  We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity.  In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies.  EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2018	2017	2018	2017

Net income (loss) - as reported (GAAP)	$4,463	$(84,413)	$(858)	$(104,671)

Adjustments to calculate EBITDA:
Depreciation and amortization	8,903	9,665	36,455	39,259
Interest expense, net	9,046	14,491	37,566	57,688
Loss on extinguishment of debt	—	—	16,998	—
Non-service defined benefit plan expense	176	184	703	736
Provision for income taxes	9,086	34,325	5,238	27,297
Adjustments - net income (loss) to EBITDA	27,211	58,665	96,960	124,980
EBITDA (Non-GAAP)	31,674	(25,748)	96,102	20,309

Further adjustments to calculate Adjusted EBITDA:
Impairment of intangible assets	183	54,735	183	54,735
Third-party professional fees	3,591	6,358	12,461	32,301
Equity-based compensation	3,491	4,237	13,065	12,930
Transaction costs	510	—	510	—
Disaster recovery / unclaimed property settlement	—	—	(2,221)	—
Severance expenses	591	—	957	64
Further adjustments - EBITDA to Adjusted EBITDA	8,366	65,330	24,955	100,030
Adjusted EBITDA (Non-GAAP)	$40,040	$39,582	$121,057	$120,339

Table 7

Hanger, Inc.

Segment Reconciliation of Income (Loss) From Operations to EBITDA and Adjusted EBITDA

(dollars in thousands)

EBITDA is defined as operating income before depreciation and amortization.  Adjusted EBITDA is defined as operating income before certain charges, impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, expenses associated with equity-based compensation, severance expenses, and certain third-party expenses incurred in connection with our acquisitions.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures.  Additionally, we utilize these measures to assess our operating and financial performance.  We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity.  In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies.  EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2018	2017	2018	2017
Patient Care
Income from operations - as reported (GAAP)	$42,190	$44,175	$126,805	$122,418
Depreciation & amortization	4,566	5,240	19,113	21,363
EBITDA (Non-GAAP)	46,756	49,415	145,918	143,781
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	1,110	1,247	4,372	4,138
Severance expenses	591	—	591	88
Further adjustments - EBITDA to Adjusted EBITDA	1,701	1,247	4,963	4,226
Adjusted EBITDA (Non-GAAP)	48,457	50,662	150,881	148,007

Products & Services
Income (loss) from operations - as reported (GAAP)	5,352	(48,065)	25,523	(27,676)
Depreciation & amortization	2,628	2,472	10,197	10,163
EBITDA (Non-GAAP)	7,980	(45,593)	35,720	(17,513)
Further adjustments to calculate Adjusted EBITDA:
Impairment of intangible assets	183	54,735	183	54,735
Equity-based compensation	257	375	600	1,306
Severance expenses	—	—	—	(24)
Further adjustments - EBITDA to Adjusted EBITDA	440	55,110	783	56,017
Adjusted EBITDA (Non-GAAP)	8,420	9,517	36,503	38,504

Corporate & Other
Loss from operations - as reported (GAAP)	(24,771)	(31,523)	(92,681)	(113,692)
Depreciation & amortization	1,709	1,953	7,145	7,733
EBITDA (Non-GAAP)	(23,062)	(29,570)	(85,536)	(105,959)
Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	3,591	6,358	12,461	32,301
Equity-based compensation	2,124	2,615	8,093	7,486
Acquisition-related expenses	510	—	510	—
Disaster recovery / unclaimed property settlement	—	—	(2,221)	—
Severance expenses	—	—	366	—
Further adjustments - EBITDA to Adjusted EBITDA	6,225	8,973	19,209	39,787
Adjusted EBITDA (Non-GAAP)	(16,837)	(20,597)	(66,327)	(66,172)
Total Adjusted EBITDA (Non-GAAP)	$40,040	$39,582	$121,057	$120,339

Table 8

Hanger, Inc.

Indebtedness

(dollars in thousands)

	As of December 31,
	2018	2017
Revolving credit facility	$—	$5,000
Term B loan, due 2025	501,213	—
Term B loan, due 2019	—	280,000
Seller notes	4,506	5,912
Term loan, due June 2018	—	151,875
Financing leases and other	14,361	18,169
Total debt before unamortized discount and debt issuance costs	520,080	460,956
Unamortized discount and debt issuance costs, net	(9,407)	(10,692)
Total debt	$510,673	$450,264

Reported as:
Current portion of long-term debt	$8,583	$4,336
Long-term debt	502,090	445,928
Total debt	$510,673	$450,264

Net indebtedness:
Total debt before unamortized discount and debt issuance costs	$520,080	$460,956
Cash and cash equivalents	(95,114)	(1,508)
Net indebtedness	$424,966	$459,448

Table 9

Hanger, Inc.

Key Operating Metrics

	For the Three Months Ended December 31,		As of and For the Twelve Months Ended December 31,
	2018	2017	2018	2017

Same clinic revenue:
Growth rate on net revenue	0.3%	3.7%	1.3%	1.8%
Growth rate day adjusted (a)	0.3%	3.7%	0.9%	2.2%

Clinical locations:
Patient care clinics			676	682
Satellite clinics			104	112
Total clinical locations			780	794

(a) Same Clinic Revenue per Day - Same Clinic Revenue per Day normalizes sales for the number of days a clinic was open in each comparable period.  These measures are both non-GAAP and unaudited.